Exhibit 99.2

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(in thousands, except per share amounts)

	Quarter Ended March 31
	2004	2003

Operating Revenues
Electric	$878,128	$823,059
Gas	350,846	398,913
Other	59,684	45,986
Total Operating Revenues	1,288,658	1,267,958

Operating Expenses
Fuel and purchased and exchanged power	286,914	269,866
Gas purchased	223,516	235,995
Operation and maintenance	375,274	328,055
Depreciation	104,857	100,605
Taxes other than income taxes	82,247	77,749
Total Operating Expenses	1,072,808	1,012,270

Operating Income	215,850	255,688

Equity in Earnings of Unconsolidated Subsidiaries	2,748	592
Miscellaneous Income - Net	11,553	7,492
Interest Expense	67,395	59,169
Preferred Dividend Requirement of Subsidiary Trust	—	5,970
Preferred Dividend Requirements of Subsidiaries	858	858

Income Before Taxes	161,898	197,775

Income Taxes	38,046	57,982

Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principles	$123,852	$139,793
Discontinued operations, net of tax	—	(170)
Cumulative effect of changes in accounting principles, net of tax	—	26,462
Net Income	$123,852	$166,085

Average Common Shares Outstanding	179,261	173,387

Earnings Per Common Share
Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principles	$0.69	$0.81
Discontinued operations, net of tax	—	—
Cumulative effect of changes in accounting principles, net of tax	—	0.15
Net Income	$0.69	$0.96

Earnings Per Common Share - Assuming Dilution
Income Before Discontinued Operations and Cumulative Effect of Changes in Accounting Principles	$0.68	$0.80
Discontinued operations, net of tax	—	—
Cumulative effect of changes in accounting principles, net of tax	—	0.15
Net Income	$0.68	$0.95

Dividends Declared Per Common Share	$0.47	$0.46

Note:  Prior year’s data has been reclassified to conform with current year’s presentation.